Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2020 FINANCIAL RESULTS
Atlanta, Georgia March 15, 2021 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the fourth quarter ended December 31, 2020.
Fourth Quarter and Year Ended 2020 Financial Highlights:
•Net sales of $103.4 million decreased 17.5% over the prior-year fourth quarter; year-end net sales of $392.2 million decreased 25.0% over the prior-year.
•Soda ash volume produced and sold decreased 0.3% and 14.8%, respectively, over the prior-year fourth quarter; year-end soda ash volume produced and sold decreased 17.2% and 19.5%, respectively, over the prior-year primarily due to lower demand due to the COVID-19 pandemic.
•Net income of $12.7 million decreased $10.0 million over the prior-year fourth quarter; year-end net income of $26.9 million decreased $74.7 million over the prior-year. Net income for the year ended December 31, 2020 was significantly impacted by lower demand due to the COVID-19 pandemic.
•Adjusted EBITDA of $21.8 million decreased 31.4% over the prior-year fourth quarter; year-end Adjusted EBITDA of $61.6 million decreased 54.5% over the prior-year. Adjusted EBITDA for the year ended December 31, 2020 was significantly impacted by lower demand due to the COVID-19 pandemic.
•Earnings per unit of $0.300 for the quarter decreased 45.5% over the prior-year fourth quarter of $0.550; year- end earnings per unit of $0.580 decreased 76.4% over the prior-year. Net income attributable to the Partnership for the year ended December 31, 2020 was down due to significantly lower net income due to the COVID-19 pandemic.
•Net cash provided by operating activities of $2.3 million decreased 93.5% over the prior-year fourth quarter; year-end net cash provided by operating activities of $54.7 million decreased 47.3% over the prior-year.
•Distributable cash flow of $5.6 million decreased 39.1% over the prior-year fourth quarter; year-end distributable cash flow of $17.0 million decreased 69.0% over the prior-year due to lower net cash provided by operating activities for the year ended December 31, 2020 which was significantly impacted by the global COVID-19 pandemic.
•The distribution coverage ratio was N/A and 1.35 for the three months ended December 31, 2020 and 2019, respectively; and 2.50 and 2.00 for the years ended December 31, 2020 and 2019, respectively.
Oğuz Erkan, CEO, commented: “Our results in the fourth quarter reflected a continued improvement in soda ash markets, highlighted by sequential revenue and adjusted EBITDA growth of 5% and 49%, respectively from the third quarter. Global soda ash demand, which saw dramatic declines during the peak of COVID-19 related shutdowns, continued to normalize in the quarter. Improved demand supported strong production levels totaling 686 thousand tons in the fourth quarter, which was in line with Q4 of 2019. Our industry continues to recover from the pandemic, and we are prepared to participate in a sustained recovery going forward.
As we endured the economic fallout from the COVID-19 pandemic, our year-end financial results understandably declined as compared to our record 2019 performance. Net sales of $392 million in 2020 declined 25% from 2019 and adjusted EBITDA of $62 million fell 55% from the prior year. Amid the challenges faced in 2020, our business performed admirably, reacting quickly to preserve liquidity and reducing operating and capital costs where prudent. The commitment of our workers cannot be overstated as our team diligently adhered to new safety protocols and several optimizing measures in our production plan, operating costs, and distribution strategy, all while also managing the operational complexity involved with our exit from ANSAC.”

“We continue to actively develop our export operations to capitalize on new opportunities post-ANSAC and look forward to new and brighter horizons in 2021, with a continued focus on a strong production profile, maintaining ample liquidity, and capital planning for our capacity investments in the coming years. We will also continue to evaluate on a quarterly basis our ability to resume a distribution, as we monitor the market trajectory in 2021.

Lastly, I continue to be extremely proud of our team’s dedication to safety. Safe operations are our most important operating tenet and getting our employees home safely every day will always be our number one priority.”

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2020	2019	% Change	2020	2019	% Change
Soda ash volume produced (millions of short tons)	0.686	0.688	(0.3)%	2.279	2.752	(17.2)%
Soda ash volume sold (millions of short tons)	0.592	0.695	(14.8)%	2.222	2.759	(19.5)%
Net sales	$103.4	$125.4	(17.5)%	$392.2	$522.8	(25.0)%
Net income	$12.7	$22.7	(44.1)%	$26.9	$101.6	(73.5)%
Net income attributable to Ciner Resources LP	$6.0	$11.2	(46.4)%	$11.7	$49.6	(76.4)%
Earnings per Common Unit	$0.30	$0.55	(45.5)%	$0.58	$2.46	(76.4)%
Adjusted EBITDA(1)	$21.8	$31.8	(31.4)%	$61.6	$135.4	(54.5)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$10.6	$16.1	(34.2)%	$30.1	$67.5	(55.4)%
Net cash provided by operating activities	$2.3	$35.4	(93.5)%	$54.7	$103.8	(47.3)%
Distributable cash flow attributable to Ciner Resources LP(1)	$5.6	$9.2	(39.1)%	$17.0	$54.9	(69.0)%
Distribution coverage ratio (1)	N/A	1.35	N/A	2.50	2.00	25.0%
(1) See non-GAAP reconciliations
Three Months Ended December 31, 2020 compared to Three Months Ended December 31, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2020	2019
Domestic	$55.7	$49.3	13.0%
International	47.7	76.1	(37.3)%
Total net sales	$103.4	$125.4	(17.5)%
Sales volumes (thousands of short tons):
Domestic	264.7	213.7	23.9%
International	326.8	480.9	(32.0)%
Total soda ash volume sold	591.5	694.6	(14.8)%
Average sales price (per short ton):
Domestic	$210.43	$230.70	(8.8)%
International	$145.96	$158.24	(7.8)%
Average	$174.81	$180.54	(3.2)%
Percent of net sales:
Domestic sales	53.9%	39.3%	37.2%
International sales	46.1%	60.7%	(24.1)%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	44.8%	30.8%	45.5%
International volume	55.2%	69.2%	(20.2)%
Total percent of soda ash volume sold	100.0%	100.0%
Consolidated Results

Net sales. Net sales decreased by 17.5% to $103.4 million for the three months ended December 31, 2020 from $125.4 million for the three months ended December 31, 2019, primarily driven by a decrease in soda ash volumes sold of 14.8% due to lower international demand for the three months ended December 31, 2020, as well as a decrease in average sales prices of 3.2%. The decrease in sales prices was primarily driven by a decrease in domestic and international pricing during the three months ended December 31, 2020. The overall decrease in soda ash volumes sold was primarily driven by the decrease in international demand due to the COVID-19 pandemic. However, the Partnership experienced an increase in domestic sales volume primarily driven by recovery from declines in the previous quarters and new customers.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, declined to $84.2 million for the three months ended December 31, 2020 compared to $97.2 million for the three months ended December 31, 2019, primarily due to lower production and sales volume impacted by the COVID-19 pandemic for the three months ended December 31, 2020.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 20.9% to $5.2 million for the three months ended December 31, 2020, compared to $4.3 million for the three months ended December 31, 2019. The increase was driven primarily by an increase in employee compensation costs compared to the fourth quarter of 2019 as we continued building our infrastructure for international sales, marketing, and logistics.
Operating income. As a result of the foregoing, operating income decreased by 41.4% to $14.0 million for the three months ended December 31, 2020, compared to $23.9 million for the three months ended December 31, 2019.
Net income. As a result of the foregoing, net income decreased by 44.1% to $12.7 million for the three months ended December 31, 2020, compared to $22.7 million for the three months ended December 31, 2019.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2020	2019
Domestic	$208.8	$207.0	0.9%
International	183.4	315.8	(41.9)%
Total net sales	$392.2	$522.8	(25.0)%
Sales volumes (thousands of short tons):
Domestic	940.9	874.5	7.6%
International	1,281.0	1,884.6	(32.0)%
Total soda ash volume sold	2,221.9	2,759.1	(19.5)%
Average sales price (per short ton):
Domestic	$221.92	$236.71	(6.2)%
International	$143.17	$167.57	(14.6)%
Average	$176.52	$189.48	(6.8)%
Percent of net sales:
Domestic sales	53.2%	39.6%	34.3%
International sales	46.8%	60.4%	(22.5)%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	42.3%	31.7%	33.4%
International volume	57.7%	68.3%	(15.5)%
Total percent of soda ash volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 25.0% to $392.2 million for the twelve months ended December 31, 2020 from $522.8 million for the twelve months ended December 31, 2019, primarily driven by a decrease in soda ash volumes sold of 19.5% and a decrease in average sales price per short ton of 6.8% primarily due to the COVID-19 pandemic. The decrease in sales prices was driven by a decrease in domestic and international pricing during the twelve months ended December 31, 2020. Contributing to the decrease in net sales was a decline in international pricing, which continued the trend that began in the fourth quarter in 2019. The overall increase in domestic soda ash volumes sold was primarily driven by the domestic market not being as adversely impacted by COVID-19 as the international market.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 13.7% to $338.1 million for the twelve months ended December 31, 2020 from $391.9 million for the twelve months ended December 31, 2019, primarily due to lower sales volumes for the twelve months ended December 31, 2020 as a result of a decline in demand due to the COVID-19 pandemic.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 8.8% to $21.7 million for the twelve months ended December 31, 2020, compared to $23.8 million for the twelve months ended December 31, 2019. The decrease was primarily due to decreases in sales and marketing expenses and professional fees and contracted services during the twelve months ended December 31, 2020 as a result of decreased travel and deferring most non-essential costs due to the global COVID -19 pandemic for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019.
Operating income. As a result of the foregoing, and primarily lower net sales that were led by lower demand and lower average net price, operating income decreased by 69.7% to $32.4 million for the twelve months ended December 31, 2020, compared to $107.1 million for the twelve months ended December 31, 2019.
Net income. As a result of the foregoing, net income decreased by 73.5% to $26.9 million for the twelve months ended December 31, 2020, compared to $101.6 million for the twelve months ended December 31, 2019.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2020	2019	2020	2019
Capital Expenditures
Maintenance	$6.2	$10.7	$22.9	$20.5
Expansion	0.2	6.3	14.5	37.6
Total	$6.4	$17.0	$37.4	$58.1
Operating and Other Data:
Ore grade(1)	85.7%	86.6%	86.6%	86.6%
Ore to ash ratio(2)	1.56: 1.0	1.50: 1.0	1.60: 1.0	1.51: 1.0
(1) Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the year ended December 31, 2020, capital expenditures decreased $20.7 million compared to the year ended December 31, 2019 primarily due to the decrease in expansion capital expenditures since the co-generation facility construction costs were largely absorbed in the year ended December 31, 2019 with construction of the facility being complete in the first quarter of 2020. Maintenance capital expenditures increased 11.7% during the year ended December 31, 2020, which was primarily to both adequately maintain the facility’s physical assets and improve its operational reliability.
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project. We have conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost analysis pursuant to the basic design. This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, combined with the COVID-19 pandemic’s negative impact on our financial results, we have re-prioritized the timing of the significant expenditure items in order to increase financial and liquidity flexibility until we have more clarity and visibility into the ongoing impact of the COVID-19 pandemic on our business.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2020, we had cash and cash equivalents of $0.5 million. In addition, as of December 31, 2020, we had approximately $122.5 million ($225.0 million, less $102.5 million outstanding) of remaining capacity under our Ciner Wyoming Credit Facility. As of December 31, 2020, the Partnership had approximately $9.0 million ($10.0 million, less $1.0 million outstanding) available for borrowing under the Partnership’s credit facility (the “Ciner Resources Credit Facility”). As of December 31, 2020, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility and the Ciner Resources Credit Facility, were 2.15: 1.0 and 11.43: 1.0, respectively.
As previously disclosed in the Partnerships Form 8-K on March 11, 2021, in February 2021, the Partnership and Ciner Wyoming (the “Company”) were informed that an event of default (the “Ongoing Event of Default”) arose under the facilities agreement and certain related finance documents, pursuant to which WE Soda Ltd. (“WE Soda”) and Ciner Enterprises Inc. (“Ciner Enterprises”), as borrowers (the “borrowers”), KEW Soda Ltd., as parent, and certain related parties and other beneficial owners of the Partnership and the Company, as original guarantors, (as original guarantors and together with the borrowers, the “Ciner Obligors”) are parties (as amended and restated or otherwise modified, the “Facilities Agreement”). In response, the Company sought to amend its existing credit agreements, and the Partnership sought to repay and terminate its existing credit agreement to prevent the possibility of a default (a “Possible Default”) thereunder if the lenders under the Facilities Agreement chose to foreclose on certain equity interests of the Partnership’s and the Company’s beneficial owners (the “Equity Foreclosure Remedy”). Absent these actions, the exercise of the Equity Foreclosure Remedy would have resulted in a change of control under the Ciner Wyoming Credit Facility, Ciner Resources Credit Facility and Ciner Wyoming Equipment Financing Arrangement (collectively the “Credit Agreements”), which would be an event of default thereunder and would have provided the lenders under the Credit Agreements with certain rights, including declaring the outstanding debt under the Credit Agreements to be immediately due and payable. Further, the timing of our expansion projects may be impacted by certain performance ratios requirements of the Ciner Obligors under the Facilities Agreement. Based on the Ciner Obligors’ applicable ratios at December 31, 2020 the Partnership’s expansion capital expenditures are prohibited until the Ciner Obligors’ applicable ratios are at specified levels pursuant to the Facilities Agreement.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $54.7 million during the twelve months ended December 31, 2020 compared to $103.8 million of cash provided during the twelve months ended December 31, 2019, primarily driven by $26.9 million of net income during the twelve months ended December 31, 2020, compared to $101.6 million of net income during the twelve months ended December 31, 2019. The $24.2 million decrease in working capital used by operating activities was primarily due to the $8.5 million decrease in due from affiliates for the twelve months ended December 31, 2020, compared to a $24.9 million increase for the twelve months ended December 31, 2019, which increase was primarily due to an increase in due from affiliates as a result of the timing of our funding of pension benefits offered and administered by Ciner Resources Corporation (“Ciner Corp”) for the Partnership and its subsidiary, Ciner Wyoming LLC (“Ciner Wyoming”).
Cash provided by operating activities during the twelve months ended December 31, 2020 was offset by cash used in investing activities of $42.2 million for capital expenditures and cash used in financing activities during the twelve months ended December 31, 2020 of $26.9 million. The decrease in cash used in financing activities during the twelve months ended December 31, 2020 was due to distributions paid of $27.9 million, net borrowings of $241.9 million, and net repayments of $240.7 million during the twelve months ended December 31, 2020, compared to distributions paid of $63.7 million, net borrowings of $102.0 million and net repayments of $71.5 million during the twelve months ended December 31, 2019. The increase in net borrowings during the twelve months ended December 31, 2020 was primarily related to funding of capital expenditures and to provide greater liquidity flexibility for operations.
Quarterly Distribution
Our general partner has considerable discretion in determining the amount of available cash, the amount of distributions and the decision to make any distribution. Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders or at any other rate, and we have no legal obligation to do so.
In an effort to achieve greater financial and liquidity flexibility during the COVID-19 pandemic, on August 3, 2020, each of the members of the board of managers of Ciner Wyoming approved a suspension of quarterly distributions to its members. In addition, effective August 3, 2020, in connection with the quarterly distribution for the quarter ended June 30, 2020, each of the members of the board of directors of our general partner approved a suspension of quarterly distributions to our unitholders.
Each of the board of managers of Ciner Wyoming and the board of directors of our general partner approved the continuation of the suspension of quarterly distributions to the members of Ciner Wyoming and our unitholders, as applicable, for each of the quarters ended September 30, 2020 and December 31, 2020 in a continued effort to achieve greater financial and liquidity flexibility during the COVID-19 pandemic. In March 2021, the board of managers of Ciner Wyoming approved a special $8.0 million distribution to, amongst other things, provide the Partnership with funds to retire the Ciner Resources Credit Facility.
Management and the board of directors of our general partner will continue to evaluate, on a quarterly basis, whether it is appropriate to reinstate a distribution to our unitholders, which will be dependent in part on our cash reserves, liquidity, total debt levels and anticipated capital expenditures.
Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that, we believe, could increase production levels up to approximately 3.5 million tons of soda ash per year. We have conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost and market analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, combined with the COVID-19 pandemic’s negative impact on our financial results, we have re-prioritized the timing of the significant expenditure items in order to increase financial and liquidity flexibility until we have more clarity and visibility into the ongoing impact of the COVID-19 pandemic on our business. The timing of the new Green River Expansion Project as well as any other expansion capital expenditures may be impacted by certain performance ratio requirements of the Ciner Obligors’ Facilities Agreement. Based on the Ciner Obligors’ applicable ratios at December 31, 2020 our expansion capital expenditures are prohibited until the Ciner Obligors’ applicable ratios are at acceptable levels pursuant to the Facilities Agreement.
COVID-19
Public health epidemics, pandemics or outbreaks of contagious diseases could adversely impact our business. In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. It has spread throughout the world, and significant numbers of infections have been reported, including in the United States and markets to which our products have historically been exported. Governmental jurisdictions in the United States and globally have taken various actions to reduce the transmission of COVID-19, which has resulted in disruption in the national and global economic and financial markets. Since late December 2020, the vaccines for COVID-19 have become more widely available in the United States and globally.
Our Response to COVID-19
We continue to closely monitor the impact of the outbreak of COVID-19 and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. We have taken strong proactive steps to keep the safety of our team and their families as the priority.  We have been executing and continue to execute a comprehensive plan to help prevent the spread of the virus in our work locations and it appears to be having a positive impact.  This plan includes multiple layers of protection for our employees, including but not limited to, social distancing, working from home for certain employees, splitting shifts, increased sanitation, restricted contractor and visitor access, temperature checks on all contractors and third-party vendors, travel restrictions, mask wearing requirements, and daily communication with our teams.  We have conducted proactive quarantining and contact tracing from the early days of this pandemic and require self-reporting of any illness, in addition to a company doctor, weekly status meetings, tracking local resources, and industry wide efforts.  We have also prepared strong contingency plans for all our operations with specific actions based on absentee rates. While we have not utilized any such plans to date as they have not been needed, they are continuously refined in case needed. As COVID-19 vaccines become more broadly available, we will encourage employees to consider getting vaccinated. We anticipate a re-opening of society when the virus plateaus and diminishes, and we have completed re-entry plans to implement as they become appropriate.  We are using data to guide our actions rather than firm dates, and our teams are kept up to date on these plans.  Our focus prior to and during this pandemic has been the safety of our teams and this will continue to be our priority as we scale our operations back to normal as the data guides us to do so. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.
The impact of COVID-19
In the first quarter of 2020, we started to see the impact of COVID-19 on our operations in the form of slowing global demand and downward pricing pressure and we began at that time to utilize the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands.
In the second quarter of 2020, the decline in de    mand adversely impacted our sales and production volume, and price per ton. We experienced an approximately 33.4% decline in production volumes and 35.7% decline in sales volumes when compared to our pre-COVID-19 production and sales levels in the quarter ended March 31, 2020, respectively, primarily as a result of utilizing the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands in the near- and mid-term. Our international demand was impacted the most as different countries dealt with different levels of the outbreak and shutdowns. In addition, our customers in the flat glass and in particular the automotive business were significantly negatively impacted.
In the third quarter of 2020, demand showed signs of recovery domestically; however, there was still a decline in the global market compared to the third quarter of 2019. Our international demand was impacted the most as different countries dealt with different levels of the outbreak and shutdowns, but showed signs of recovery during the third quarter of 2020 as compared to the second quarter of 2020. While we have yet to recover to pre-COVID-19 levels, overall sales volumes increased 26.7% and overall production volumes increased 1.5% over the second quarter 2020 results. Our production volume trended upward consistently with our sales volume except for an unplanned weather-related outage in September.
In the fourth quarter of 2020, the decline in demand compared to the fourth quarter of 2019 adversely impacted our sales and production volume, and price per ton due to the continued impact of the COVID-19 pandemic. Our international demand continued to recover in the fourth quarter of 2020 as compared to the third quarter of 2020. While we have yet to recover to the pre-COVID-19 levels, overall sales volumes increased 9.5% and overall production volumes increased 49.1% over the third quarter 2020 results. So far, we have been able to utilize the flexibility of our production assets to adjust to the COVID-19 uncertainties and customers’ demands, but the Partnership may experience similar variability or declines in operating and financial results in the near- and mid-term as the duration and severity of the COVID-19 pandemic cannot be predicted with confidence. Our increased fourth quarter production was also part of our plan to exit ANSAC and transition our international sales, marketing and logistics internally.
At this time, we are unable to predict the ultimate long-term impacts that COVID-19 may have on our business, future results of operations, financial position, cash flows or ability to make distributions to unitholders. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are still uncertain and cannot be accurately predicted, including new information that may emerge concerning the severity of the outbreak and actions by local, state, federal or international government authorities to contain the outbreak or treat its impact even where the vaccines are becoming more available. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. While we have begun to see signs of recovery with some of our customers and industries, primarily in the form of government re-openings and increasing orders these recoveries are very fluid. We are actively managing the business to maintain cash flow, and we believe we have enough liquidity to meet our anticipated liquidity requirements. As of December 31, 2020, we cannot predict the duration or the scope of the COVID-19 pandemic and its impact on our operations, and the potential negative financial impact to our results cannot be reasonably estimated but could be material.
For the year ended December 31, 2020 we incurred $2.4 million in net costs directly related to COVID-19 primarily in the form of costs related to employee safety and retention and additional inventory storage and logistics costs during the COVID-19 pandemic.
Notice to Terminate Membership in ANSAC
As previously disclosed, the Partnership was informed on November 9, 2018 that Ciner Corp, an affiliate of the Partnership, had as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, delivered a notice to terminate its membership in ANSAC. Such termination was expected to be effective as of the end of day on December 31, 2021. On July 27, 2020, ANSAC and the members thereof entered into an agreement, effective as of July 24, 2020, that, among other things, terminated Ciner Corp’s membership in ANSAC effective as of December 31, 2020 (the “ANSAC termination date”), a year earlier than previously announced (the “ANSAC Early Exit Agreement”). Effective as of the end of day on December 31, 2020 Ciner Corp exited ANSAC.
In connection with the settlement agreement with ANSAC, there are sales commitments to ANSAC in 2021 and 2022 where Ciner Corp will continue to sell, at substantially lower volumes, product to ANSAC for export sales purposes, with a fixed rate per ton selling, general and administrative expense, and will also purchase a limited amount of export logistics services in 2021. Through in part the Partnership’s affiliates, the Partnership has amongst other things: (i) obtained its own international customer sales arrangements for 2021, (ii) obtained third-party export port services, and (iii) chartered and executed its own international product delivery.
Historically, by design and prior to Ciner Corp’s exit from ANSAC, ANSAC managed most of our international sales, marketing and logistics, and as a result, was our largest customer for the years ended December 31, 2020, 2019 and 2018, accounting for 45.4%, 60.4% and 52.0%, respectively, of our net sales. Although ANSAC was our largest customer for the aforementioned periods, we anticipate that the impact of Ciner Corp’s exit from ANSAC on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market. With a low-cost position combined with better direct access and control of our customers and logistics and the ability to leverage Ciner Group’s expertise in these areas, we believe we will be able to adequately replace these net ANSAC sales. As of January 1, 2021, Ciner Corp began managing the Partnership’s sales and marketing efforts for exports with the ANSAC exit being complete. Ciner Corp is leveraging the distributor network established by Ciner Group while independently reviewing current and potential distribution partners to optimize our reach into each market.

RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on March 16, 2021 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing Conference ID 2238705. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing Conference ID 2238705, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, including ANSAC, and customers with whom the global Ciner Group has relationships, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, the impact of our exit from ANSAC effective as of December 31, 2020 and our utilization of Ciner Group’s global distribution network for some of our export and export sales operations, our ability to reinstate our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2020	2019	2020	2019
Net sales:
Sales—affiliates	$47.7	$76.1	$177.9	$315.8
Sales—others	55.7	49.3	214.3	207.0
Net sales	$103.4	$125.4	$392.2	$522.8
Operating costs and expenses:
Cost of products sold (excludes depreciation, depletion and amortization expense set forth separately below)	76.2	90.3	309.3	365.0
Depreciation, depletion and amortization expense	8.0	6.9	28.8	26.9
Selling, general and administrative expenses—affiliates	4.5	3.2	17.5	18.4
Selling, general and administrative expenses—others	0.7	1.1	4.2	5.4
Total operating costs and expenses	89.4	101.5	359.8	415.7
Operating income	14.0	23.9	32.4	107.1
Other income (expenses):
Interest income	—	0.1	0.1	0.4
Interest expense	(1.3)	(1.3)	(5.3)	(5.9)
Other, net	—	—	(0.3)	—
Total other expense, net	(1.3)	(1.2)	(5.5)	(5.5)
Net income	$12.7	$22.7	$26.9	$101.6
Net income attributable to non-controlling interest	6.7	11.5	15.2	52.0
Net income attributable to Ciner Resources LP	$6.0	$11.2	$11.7	$49.6
Other comprehensive loss:
Income on derivative financial instruments	0.3	2.3	5.9	1.6
Comprehensive income	13.0	25.0	32.8	103.2
Comprehensive income attributable to non-controlling interest	6.9	12.5	18.1	52.7
Comprehensive income attributable to Ciner Resources LP	$6.1	$12.5	$14.7	$50.5

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.30	$0.55	$0.58	$2.46
Net income per limited partner unit (diluted)	$0.30	$0.55	$0.58	$2.46

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.7	19.7	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.8	19.8	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$0.5	$14.9
Accounts receivable—affiliates	86.5	95.0
Accounts receivable, net	40.6	36.0
Inventory	33.5	24.2
Other current assets	4.1	2.2
Total current assets	165.2	172.3
Property, plant and equipment, net	307.4	297.7
Other non-current assets	25.4	24.3
Total assets	$498.0	$494.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3.0	$—
Accounts payable	16.4	14.2
Due to affiliates	2.9	3.0
Accrued expenses	33.6	39.1
Total current liabilities	55.9	56.3
Long-term debt	128.1	129.5
Other non-current liabilities	8.7	8.6
Total liabilities	192.7	194.4

Equity:
Common unitholders - Public and Ciner Holdings (19.8 and 19.8 units issued and outstanding at December 31, 2020 and 2019)	170.0	171.4
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at December 31, 2020 and 2019)	4.2	4.3
Accumulated other comprehensive loss	—	(3.0)
Partners’ capital attributable to Ciner Resources LP	174.2	172.7
Non-controlling interest	131.1	127.2
Total equity	305.3	299.9
Total liabilities and partners’ equity	$498.0	$494.3

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2020	2019

Cash flows from operating activities:
Net income	$26.9	$101.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	29.2	27.1
Impairment and loss on disposal of assets, net	—	0.6
Equity-based compensation expense	0.7	0.8
Other non-cash items	0.3	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	8.5	(24.9)
Accounts receivable, net	(4.6)	0.9
Inventory	(9.8)	(0.4)
Other current and other non-current assets	(0.5)	0.1
Increase/(decrease) in:
Accounts payable	2.2	(3.1)
Due to affiliates	(0.1)	0.4
Accrued expenses and other liabilities	1.9	0.4
Net cash provided by operating activities	54.7	103.8
Cash flows from investing activities:
Capital expenditures	(42.2)	(65.4)
Net cash used in investing activities	(42.2)	(65.4)
Cash flows from financing activities:
Borrowings on Ciner Wyoming and Ciner Resources credit facilities	212.5	102.0
Borrowings on Ciner Wyoming Equipment Financing Arrangement	30.0	—
Repayments on Ciner Wyoming credit facility	(238.5)	(71.5)
Repayments on Ciner Wyoming Equipment Financing Arrangement	(2.2)	—
Debt issuance costs	(0.6)	—
Common units surrendered for taxes	(0.2)	(0.5)
Distributions to common unitholders	(13.4)	(31.2)
Distributions to general partner	(0.3)	(0.6)
Distributions to non-controlling interest	(14.2)	(31.9)
Net cash used in financing activities	(26.9)	(33.7)
Net increase/(decrease) in cash and cash equivalents	(14.4)	4.7
Cash and cash equivalents at beginning of period	14.9	10.2
Cash and cash equivalents at end of period	$0.5	$14.9
Supplemental disclosure of cash flow information:
Interest paid during the period	$5.1	$5.5
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$2.0	$6.8

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2020	2019	2020	2019
Reconciliation of Adjusted EBITDA to net income:
Net income	$12.7	$22.7	$26.9	$101.6
Add backs:
Depreciation, depletion and amortization expense	8.0	6.9	28.8	26.9
Impairment and loss on disposal of assets, net	—	0.6	—	0.6
Interest expense, net	1.3	1.2	5.2	5.5
Equity-based compensation expense, net of forfeitures	(0.2)	0.4	0.7	0.8
Adjusted EBITDA	$21.8	$31.8	$61.6	$135.4
Less: Adjusted EBITDA attributable to non-controlling interest	11.2	15.7	31.5	67.9
Adjusted EBITDA attributable to Ciner Resources LP	$10.6	$16.1	$30.1	$67.5

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$10.6	$16.1	$30.1	$67.5
Less: Cash interest expense, net attributable to Ciner Resources LP	0.7	0.6	1.4	2.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	4.3	6.3	11.7	9.8
Distributable cash flow attributable to Ciner Resources LP	$5.6	$9.2	$17.0	$54.9

Cash distribution declared per unit	$—	$0.340	$0.340	$1.360
Total distributions to unitholders and general partner	$—	$6.8	$6.8	$27.4
Distribution coverage ratio	N/A	1.35	2.50	2.00

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$2.3	$35.4	$54.7	$103.8
Add/(less):
Amortization of long-term loan financing	(0.3)	(0.1)	(0.4)	(0.2)
Net change in working capital	18.6	(4.8)	2.4	26.6
Interest expense, net	1.3	1.2	5.2	5.5
Other non-cash items	(0.1)	0.1	(0.3)	(0.3)
Adjusted EBITDA	$21.8	$31.8	$61.6	$135.4
Less: Adjusted EBITDA attributable to non-controlling interest	11.2	15.7	31.5	67.9
Adjusted EBITDA attributable to Ciner Resources LP	$10.6	$16.1	$30.1	$67.5
Less: Cash interest expense, net attributable to Ciner Resources LP	0.7	0.6	1.4	2.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	4.3	6.3	11.7	9.8
Distributable cash flow attributable to Ciner Resources LP	$5.6	$9.2	$17.0	$54.9

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2020	Q4-2020	Q3-2020	Q2-2020	Q1-2020	Q4-2019
Reconciliation of Adjusted EBITDA to net income:
Net income	$26.9	$12.7	$5.4	$(5.4)	$14.2	$22.7
Add backs:
Depreciation, depletion and amortization expense	28.8	8.0	7.8	6.5	6.5	6.9
Impairment and loss on disposal of assets, net	—	—	—	—	—	0.6
Interest expense, net	5.2	1.3	1.2	1.4	1.3	1.2
Equity-based compensation (benefit) expense, net of forfeitures	0.7	(0.2)	0.2	0.3	0.4	0.4
Adjusted EBITDA	61.6	21.8	14.6	2.8	22.4	31.8
Less: Adjusted EBITDA attributable to non-controlling interest	31.5	11.2	7.4	1.7	11.2	15.7
Adjusted EBITDA attributable to Ciner Resources LP	$30.1	$10.6	$7.2	$1.1	$11.2	$16.1

Adjusted EBITDA attributable to Ciner Resources LP	$30.1	$10.6	$7.2	$1.1	$11.2	$16.1
Less: Cash interest expense, net attributable to Ciner Resources LP	1.4	0.7	0.6	0.6	(0.5)	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	11.7	4.3	2.8	1.9	2.7	6.3
Distributable cash flow attributable to Ciner Resources LP	$17.0	$5.6	$3.8	$(1.4)	$9.0	$9.2

Cash distribution declared per unit	$0.340	$—	$—	$—	$0.340	$0.340
Total distributions to unitholders and general partner	$6.8	$—	$—	$—	$6.8	$6.8
Distribution coverage ratio	2.50	N/A	N/A	N/A	1.32	1.35

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Supply Chain & Finance
(770) 375-2323
EFreydel@ciner.us.com